SUBLEASE

                THIS SUBLEASE ("Sublease") is made as of the 12th day of September 2002, (the "Effective Date"), by and between Providian Financial Corporation, a Delaware corporation ("Sublessor") and Evolve Software, Inc., a Delaware corporation ("Sublessee").

RECITALS

                A.            Pursuant to that certain Office Lease, dated as of December 30, 1993, as amended by (i) that certain First Amendment to Office Lease dated as of May 6, 1994, (ii) that certain letter agreement dated February 13, 1996, (iii) that certain Second Amendment to Office Lease dated as of February 20, 1996, (iv) that certain Third Amendment to Office Lease dated as of May 1, 1997, (v) that certain Fourth Amendment to Office Lease dated as of December 20, 1999, (vi) that certain Fifth Amendment to Office Lease dated as of January 12, 2000 and (vi) that certain Sixth Amendment To Office Lease dated as of January 26, 2000  (collectively, the "Prime Lease"), by and between Sublessor as tenant, and Pacific Eagle Holdings Corporation (as successor in interest to 150 Spear, LLC) as landlord ("Landlord"), Tenant leased from Landlord those certain premises comprising approximately 80,506 rentable square feet (the "Premises") in that certain building located at 150 Spear Street, San Francisco, CA (the "Building"), more particularly described in the Prime Lease.  A true and complete copy of the Prime Lease is attached hereto and made a part hereof as Exhibit A.

                B.            Sublessor now desires to sublet to Sublessee and Sublessee desires to sublease from Sublessor a portion of the Premises containing approximately 24,991 rentable square feet located on the 10th and 11th floors of the Building, as more particularly shown on attached Exhibit B (the "Sublease Premises"), subject to and in accordance with the terms and conditions hereof.  Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prime Lease.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Sublease Premises and Term.

(a) Sublessor hereby subleases to Sublessee and Sublessee hereby subleases and takes from Sublessor the Sublease Premises.

                                (b)           This Sublease shall commence (the "Commencement Date") on the later of the date Sublessor delivers possession of the Sublease Premises to Sublessee, but in no event prior to (i) October 1, 2002, (ii) or the date on which Landlord has consented in writing to this Sublease or (iii) Substantial Completion of the Sublessor's Work (as defined in Section 5 below).  The Expiration Date shall be June 30, 2006, unless earlier terminated pursuant to the terms of this Sublease or the Prime Lease.  The period between the Commencement Date of this Sublease and the Expiration Date shall be the term of this Sublease (the "Term").

                If the Commencement Date has not occurred on or before November 15, 2002, then Sublessee shall have the right to terminate this Sublease on ten (10) days prior written notice, whereupon this Sublease shall be of no further force or effect and all sums previously paid or deposited by Sublessee shall be promptly returned by Sublessor to Sublessee, and Sublessor shall return and cooperate as necessary to cancel the Letter of Credit (as defined in Section 4 below).

                                (c)           Except for the cost of services requested by Sublessee (e.g. freight elevator usage), Sublessee shall not be required to pay Rent for any days of possession before the Commencement Date during which Sublessee, with the approval of Sublessor, is in possession of the Sublease Premises for the sole purpose of either (i) installing furniture, fixtures, equipment or other personal property or (ii) conducting limited business activity by not more than fifty (50) persons in the Sublease Premises after receipt of Landlord's consent to this Sublease (collectively, the "Early Entry Uses").    Sublessor grants Sublessee the right to enter the Premises for the purposes of the Early Entry Uses for the period between the receipt of Landlord's consent to this Sublease and the Commencement Date.  Sublessee and Sublessee's vendors shall not interfere with or delay Substantial Completion of Sublessor's Work by Sublessor.  Sublessee's right of entry into the Building and Sublease Premises shall be subject to the restrictions contained in the Prime Lease (except that the provisions in the Prime Lease requiring Sublessee to pay Base Rent during such period shall not apply). If the Commencement Date has not occurred by October 1, 2002 due to a failure of Sublessor to Substantially Complete Sublessor's Work, then thereafter Early Entry Uses shall include use of the Premises for the conduct of Tenant's business within the Premises and the parties shall reasonably cooperate to facilitate the conduct of such business and the completion of Sublessor's Work.

2. Incorporation of Prime Lease.

Except as otherwise provided herein, and for the provisions of Sections 1, 2(a), 2(e), 2(f), 2(g), 2(h), 2(i), 2(k), 2(l), 2(n), 2(o), 2(q), 3.1, 4.1, 4.2, first two sentences of Section 5, 6, 7.4, the first sentence of Section 10.1, 10.1.1, 15, first two sentences of Section 21, 22.4, 25, first two sentences of Section 26, 29, 30, 31, 32.22, 32.23, 32.24, Exhibits A-1 - A-7, Exhibit B, Exhibit G-1 and G-2, Exhibit H, First Amendment, Second Amendment, Third Amendment, Sections 1, 1.1, 1.2, 1.3, 1.4, 1.5, 2(c), 3, 4 and 5 of the Fourth Amendment, Sections 1.1, 1.2, 1.4, 1.5, 2(b) of the Fifth Amendment and the Sixth Amendment of the Prime Lease, all of the terms and conditions of the Prime Lease are hereby incorporated by reference into this Sublease and shall be binding upon the parties hereto.

Therefore, subject to the provisions of Section 8 AND Section 12 of this Sublease, it is understood that wherever in the Prime Lease the word "Tenant" appears, for the purposes of this Sublease, the word "Sublessee" shall be substituted and, wherever in the Prime Lease the word "Landlord" appears, for the purposes of this Sublease, the word "Sublessor" shall be substituted, and wherever the in the Prime Lease the word "Premises" appears, for purposes of this Sublease, the phrase "Sublease Premises" shall be substituted.  Notwithstanding anything to the contrary contained in Section 2 of the Landlord's Consent, attached as Exhibit G, Sublessor shall diligently perform in a timely manner all of its obligations as Tenant under the Prime Lease except to the extent Sublessee has agreed to perform such obligations under this Sublease.

For purposes of calculating Sublessee's payment of Sublessee's pro rata share of Operating Expenses, wherever in the Prime Lease or in this Sublease the words "Base Year" appears, for the purposes of this Sublease, such reference shall be deemed to refer to the calendar year 2003, and as such, Sublessee shall have no obligation to pay for any portion of Operating Expenses until calendar year 2004.  Wherever in the Prime Lease the term "Tenant's Share" appears such term shall be deemed to refer to 9.73% ("Sublessee's Share").  Beginning in January of 2004, Sublessee shall be responsible for Sublessee's Share of any increase in Operating Expenses in excess of Operating Expenses incurred in the Base Year.

Upon the written request by Sublessee, Sublessor shall cooperate with Sublessee in causing a review and audit of Landlord's books and records pursuant to Section 7.4 of the Prime Lease as applicable to the Sublease Premises.  Such review and audit shall be at Sublessee's sole cost and expense.  Sublessee shall have the right to reasonably participate in the audit process conducted by Sublessor under the Prime Lease subject to such restrictions and conditions as may be required by the Landlord including, without limitation, execution of a confidentiality agreement. To the extent such audit results in a credit or refund allocable to the Sublease Premises as a result of Sublessee's over payment of Operating Expenses, Sublessor shall promptly pay and/or credit such amount to Sublessee following Sublessor's receipt of such amount or credit from Landlord.

Except as provided in Section 1(b) and Section 3(a) of this Sublease, Sublessee shall only be entitled to an abatement of rent under this Sublease only if Sublessor is similarly entitled to abate rent under the Prime Lease.

3. Base Rent.

(a) Commencing on the Commencement Date and continuing throughout the Term, Sublessee shall pay to Sublessor the ("Base Rent") as follows:

$43,734.25 per month Full Service

Provided that Sublessee is not in default under this Sublease beyond any applicable cure period, Base Rent for the first two months of the Term shall be abated in full.

                                (b)           All payments of Base Rent and other amounts due hereunder from Sublessee to Sublessor shall be made to Sublessor at the address set forth in Section 23 hereof to the attention of Controller or such other address as Sublessor shall designate from time to time by written notice to Sublessee.  Any Base Rent or other amounts owing by Sublessee to Sublessor and not paid when due shall bear interest from the date due until the date paid at the annual rate of the "Prime Rate"  published in the Wall Street Journal at the time of such non payment.

4.             Security Deposit. Upon receipt of Landlord's consent to this Sublease, Sublessee shall deliver to Sublessor a security deposit in the amount of $175,000 (the "Security Deposit").  The Security Deposit shall be held by Sublessor without liability for interest as security for the performance of Sublessee's obligations.  The Security Deposit is not an advance payment of Rent or a measure of Sublessee's liability for damages.  Sublessor may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Sublessee.  If Sublessor uses the Security Deposit pursuant to the terms hereof, Sublessee shall, within 20 days after written demand, restore the Security Deposit to its original amount. Sublessor shall return any unapplied portion of the Security Deposit to Sublessee within 45 days after the later of (1) date Sublessee surrenders possession of the Sublease Premises to Sublessor in accordance with this Lease or (2) the Expiration Date.  If Sublessor transfers its interest in the Premises, Sublessor shall assign the Security Deposit to the transferee and, following the assignment, Sublessor shall have no further liability for the return of the Security Deposit.  Sublessor shall not be required to keep the Security Deposit separate from its other accounts.  Sublessee hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereinafter in effect.

                All of the Security Deposit shall be in the form of an irrevocable letter of credit (the "Letter of Credit"), which Letter of Credit shall:  (a) be in the amount of $175,000; (b) be issued on the form attached hereto as Exhibit C; (c) name Sublessor as its beneficiary; and (d) be drawn on an FDIC insured financial institution reasonably satisfactory to the Sublessor.  Sublessor hereby approves Comerica Bank as the issuing bank.   The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than 1 year.  Sublessee agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Sublessor pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least 45 days after the Expiration Date of the Lease.  If Sublessee fails to furnish such renewal or replacement at least 45 days prior to the stated expiration date of the Letter of Credit then held by Sublessor, Sublessor may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Section until such time as a new Letter of Credit satisfying the requirements of this Section has been issued, whereupon the cash Security Deposit then held by Sublessor shall be applied and credited against Base Rent next coming due.  Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above; except that such replacement or renewal shall be issued by an FDIC insured financial institution satisfactory to the Sublessor at the time of the issuance thereof.

                If Sublessor draws on the Letter of Credit as permitted in this Sublease, then, upon demand of Sublessor, Sublessee shall restore the amount available under the Letter of Credit to its original amount by providing Sublessor with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount.  In the alternative, Sublessee may provide Sublessor with cash, to be held by Sublessor in accordance with this Section, equal to the restoration amount required under the Letter of Credit.

                Provided that Sublessor is not in default beyond applicable notice and cure periods on the second and third annual anniversaries of the Commencement Date, effective on each such anniversaries, the Security Deposit shall be reduced by an amount equal to $43,750 on each such date.

5. Condition of Premises. Prior to the Commencement Date, Sublessor shall perform the following work set forth in Sections 5(a) - 5(e) below (the "Sublessor's Work"):

                                (a)           Sublessor, at its sole cost and expense, shall (i) demise the Premises, (ii) construct the reception area, and (iii) install additional conference rooms, all in accordance with the plan attached as Exhibit D including costs of permitting, architectural and construction fees and demolition.  Sublessor represents and warrants that Sublessor's Work will be performed in a good and workman like manner and in compliance with all laws and regulations including ADA, and that Sublessor, at Sublessor's sole cost, shall be responsible for any code compliance work required to be performed in conjunction with the Sublessor's Work.

(b) Sublessor shall patch the damaged areas of the painted wall surface and repaint such patched areas.

(c) Sublessor shall shampoo the carpets in the Sublease Premises and replace all missing ceiling tiles in the server room.

(d) Sublessor shall remove the demountable walls from certain private offices to create an open area on the 11th floor as shown on attached Exhibit D.

(e) Sublessor represents and warrants to Sublessee that as of the Commencement Date the separate air conditioning units in the server room shall be in good working condition.

(f)            Sublessor shall be deemed to have "Substantially Completed" the Sublessor's Work at such time that all of the Sublessor's Work has been completed subject only to minor items of repair and completion (the "Punch List Items") that do no materially affect Sublessee's occupancy of the Sublease Premises for the use contemplated hereunder.  Sublessor shall notify Sublessee in writing when Sublessor believes the Sublessor's Work to be Substantially Completed, at which time the parties shall schedule and conduct a walk-through inspection of the Sublease Premises to determine the same and to identify any Punch List Items.  Sublessor shall complete all Punch List Items within thirty (30) days after the Commencement Date.  Sublessor's Work shall be deemed Substantially Complete on the date which such work would have been Substantially Completed except for delays caused by the acts Sublessee and/or Sublessee's agents and contractors.

(g)           If at any time during the first six (6) months of the Term, any of Sublessor's Work is found to be defective or if any of the representations of Sublessor set forth in this Section 5 are found to be untrue, and Sublessee notifies Sublessor thereof in writing, Sublessor, at Sublessor's cost, shall promptly correct such defective work or perform such other repairs as necessary to make accurate Sublessor's representations hereunder.

6.             Furniture.  During the Term, Sublessee may utilize at no additional charge all of the furniture, fixtures and equipment shown on attached Exhibit E (collectively, the "FF&E").  A list of the components currently missing from the work stations located within the Sublease Premises is attached hereto as Exhibit F.  On or before the Commencement Date, Sublessor shall cause all such missing components to be completely replaced and installed.

7.             Parking.  Subject to the conditions and restrictions contained in the Prime Lease, Sublessee shall have the right to use two (2) of the parking spaces allocated to Sublessor under the Prime Lease.  Any parking charges for such parking shall be paid by Sublessee directly to the payee required under the Prime Lease.  Failure to make such payments or otherwise comply with the terms, covenants and restrictions regarding the use of such parking space beyond any applicable cure period shall result in the termination of Sublessee's right to use such parking spaces.

                8.             Services.  Sublessor shall not be obligated to provide any services to Sublessee.  Sublessee's sole source of such services shall be Landlord pursuant to the Prime Lease. Sublessor makes no representation about the availability and adequacy of such services.  Sublessor shall provide to Sublessee a copy of any invoice for such services with any back-up information.

                9.             Provisions of Prime Lease. This Sublease is subject and subordinate to the Prime Lease, and Sublessee shall not do any act or thing, cause or omit to perform any obligation of Sublessee hereunder whereby an event of default will occur under the Prime Lease. Landlord may enforce all the provisions of this Sublease, including the collection of rent.  This Sublease may not be modified without Landlord's prior written consent and any modification without Landlord's consent shall be null and void.  If the Prime Lease is terminated or Landlord re-enters or repossesses the Premises, Landlord may, at its option, take over all of Sublessor's right, title and interest under this Sublease and, at landlord's option, Sublessee shall attorn to Landlord, but Landlord shall not be (x) liable for any previous act or omission of Sublessor under this Sublease, (y) subject to any existing defense or offset against Sublessor, or (z) bound by any previous modification of this Sublease made without Landlord's prior written consent or by any prepayment of more than one month's rent.  To the extent incorporated herein pursuant to Section 2 of this Sublease and except as contrary to the express terms of this Sublease, Sublessee covenants that, with respect to the Sublease Premises, Sublessee will: (a) at its own cost and expense, promptly perform and observe all of the duties and obligations of the tenant under the Prime Lease that accrue during the Term and are applicable to the Sublease Premises as fully as if Sublessee were said tenant; (b) comply with all restrictions and requirements of the Prime Lease applicable to the tenant thereunder; and (c) except for Sublessor's obligations regarding Sublessor's Work under this Sublease, to the extent required under the Prime Lease, as incorporated herein, at Sublessee's own cost and expense be responsible for (i) code compliance costs applicable to the Sublease Premises after the Commencement Date, and (ii) for any other costs incurred due to any other work done by or on behalf of Sublessee whether before or after the Commencement Date (except for Sublessor's Work).

                10.           Sublessee's Use of the Sublease Premises.  Sublessee shall use and occupy the Sublease Premises only for general office purposes and for no other use or purpose whatsoever and Sublessee shall not use or permit the Sublease Premises to be used in any way which would violate the terms of the Prime Lease; provided, however, Sublessor acknowledges (subject to Landlord's consent referenced below), and by consenting to this Sublease in writing, Landlord shall be deemed to have acknowledged, that Sublessee's proposed use of the Sublease Premises for software development, sales and marketing and related uses is permitted under the Prime Lease as a "general office use".

                11.           Sublessee's Insurance.  Sublessee, at Sublessee's expense, agrees to maintain in force during the Term of this Sublease, with respect to the Sublease Premises, such insurance policies required to be maintained by Tenant pursuant to the Prime Lease.  All of such insurance policies shall list the Landlord, Sublessor and such other parties required by such provisions of the Prime Lease, if any, as additional insureds.

                12.           No Warranties.  Notwithstanding anything to the contrary in this Sublease, Sublessor does not make any representations or warranties made by Landlord under the Prime Lease and does not undertake and shall not be required to perform or observe any of the terms, covenants and conditions on the part of Landlord to be performed or observed, but Sublessor agrees to use reasonable efforts to cause Landlord to perform or observe such terms, covenants and conditions; provided, however, that Sublessee agrees to pay all costs and expenses of Sublessor incurred in doing so.    Sublessee is fully familiar with the physical condition of the Sublease Premises and, subject to the express provisions of Section 5 above, as between Sublessor and Sublessee, accepts possession of the Sublease Premises AS IS AND WITH ALL FAULTS, and Sublessor shall not be liable for any latent or patent defects therein or for any action or inaction by Landlord with respect to the condition of the Sublease Premises or the Building.  Sublessor represents and warrants to Sublessee that Sublessor has no notice of any default by either Landlord or Sublessor under the Prime Lease.

                13.           Alterations.  Sublessee shall not make any structural alterations, improvements, additions, installations or decorations in or to the Sublease Premises, except as expressly permitted by the Prime Lease.  Sublessee shall remove any alterations, improvements, additions, installations or decorations which Sublessee makes, to the extent such alterations, improvements, additions, installations or decorations are required to be removed upon the expiration of the Term hereof or of the Prime Lease and restore the area to the condition in which it was delivered to Sublessee, ordinary wear and tear excepted.

14. Fire and Casualty. In the event that the Sublease Premises shall be destroyed or damaged by fire or other casualty, the following shall be applicable:

(a) Landlord, and not Sublessor, shall be responsible for reconstruction if and to the extent required by the Prime Lease; and

(b) If the Prime Lease is terminated by Landlord or Sublessor as a result of such casualty, this Sublease shall also be terminated as of the same date.

                15.           Time for Required Action.  Whenever any provision of the Prime Lease, which has been incorporated herein by reference, requires the tenant thereunder to take any action within a certain period of time after notice from the Landlord thereunder, then, provided notice thereof is sent from Sublessor to Sublessee within two (2) business days of the receipt of notice from the Landlord, Sublessee shall cure any non-monetary default within at least five (5) days before the expiration of the period of time set forth in said notice allowed for cure under the Prime Lease.

                16.           Holding Over.  In addition to the provisions of the Prime Lease regarding holding over, if Sublessee holds over without the consent of Sublessor, then the holding over shall be a default hereunder and Sublessee shall indemnify Sublessor against all costs and claims for damages, including, without limitation, any claims for damages by any other tenant to whom Sublessor or Landlord may have leased all or any part of the Sublease Premises.  Notwithstanding anything to the contrary in this Sublease, any holding over by Sublessee shall be at the same rate as would be payable by Sublessor as tenant under the Prime Lease for the Sublease Premises.

17. Assignment/Sublease.

                                                (a)           Sublessee shall have the right at all times to freely assign or sublease  (collectively "Transfer") all or any portion of the Premises (and all rights thereunder, including without limitation options) to (i) any entity which controls, is controlled by or is under common control with Sublessee, or (ii) any successor entity, whether by merger, consolidation or otherwise; or (iii) any entity that purchases all or substantially all of the Sublessee's assets (with items (i), (ii) and (iii) being referred to herein collectively as "Affiliates") subject to Prime Landlord's consent as required under the Prime Lease.  No such Transfer to any Affiliate shall require Sublessor's approval or consent, or compliance with any other Sublease requirements for Transfers generally, except as provided in the Prime Lease.  Sublessee shall have the right to keep all of the profit, if any, resulting from a Transfer to an Affiliate, provided that the assignee or sublessee has a net worth at least equal to that of Sublessee as of the Commencement Date.  Sublessee shall provide to Sublessor prior notice of any such proposed Transfer together with documentation evidencing such Transfer.

                                (b)           Subject to the consent requirements and other restrictions contained in the Prime Lease, Sublessee shall also have the right at all times to Transfer all or any portion of the Premises or the sublease to any unrelated entities, subject to Sublessor's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  There shall be no recapture by Sublessor of the Premises in the event of a Transfer.  Notwithstanding any such sublease or assignment, Sublessee shall remain fully liable on this Sublease and shall not be released from performing any of the terms, covenants and conditions hereof.  Any attempt by Sublessee to assign or sublease all or any part of the Sublease Premises without obtaining such prior written consent, if required, or without Sublessee remaining fully liable on this Sublease shall be null and void and shall confer no rights on any third person.

                                (c)           The Landlord's Consent to this Sublease, attached hereto as Exhibit G (the "Consent") contains certain restrictions on the ability of Sublessee to enter into Transfers or to enter into transactions which result in a direct or indirect transfer of control of Sublessee (collectively "Restricted Transactions"). If Sublessee desires to enter into a Restricted Transaction the following shall apply:

(i) Sublessee shall request the consent of Sublessor and Landlord by delivering to Sublessor the information required in clauses (a) - (d) of the third sentence of Section 15.3 of the Prime Lease.

(ii)           Sublessee and the Restricted Transaction shall comply with the requirements of Sections 15.6 and 15.7 of the Prime Lease (as incorporated herein) and Sections 10 (a), and 10 (b)(i),(iii)and (iv) of the Consent.

(iii)          Upon receipt of such information, if Sublessor grants consent to the Restricted Transaction pursuant to this Sublease, Sublessor shall seek Landlord's consent to the proposed Restricted Transaction and the parties shall cooperate in good faith to obtain the Landlord's consent to the Restricted Transaction.

(iv)          Except for a Restricted Transaction which requires Landlord's consent because of a change in control of Sublessee, Sublessor shall have the right to elect, by delivery of written notice to Sublessee within five (5) business days following receipt of the information referenced above, to enter into the proposed Restricted Transaction directly with the proposed transferee and require that, in such event, Sublessee shall guarantee the payment of the financial obligations of Sublessee which would otherwise be payable by Sublessee over the remainder of the Sublease Term under the Sublease as it is in effect as of the effective date of the Restricted Transaction.

(v) The primary purpose of the proposed Restricted Transaction is not to avoid the performance of Sublessee's obligations under this Sublease.

(vi)If Landlord denies consent to a proposed Restricted Transaction which complies with the foregoing and the proposed transferee in the Restricted Transaction meets the Minimum Net Worth Requirement (as defined below) then Sublessee shall have the right to terminate this Sublease with respect to the portion of the Sublease Premises to which the Restricted Transaction applies, provided that the following conditions are satisfied.

(A) Sublessee delivers at least thirty (30) days prior written notice to Sublessor of Sublessee's election to terminate.

(B)           On or prior to the effective date of the termination, Sublessee shall pay to Sublessor an amount equal to six (6) months Base Rent applicable to the proposed portion of the Sublease Premises to which the Restricted Transaction applies together with an amount equal to the unamortized commissions and improvement costs incurred by Sublessor in connection with this Sublease.

(C) The effective date of termination does not occur during the last nine months of the Sublease Term.

As used herein, the term "Minimum Net Worth Requirement" shall mean that, as of the proposed effective date of the Restricted Transaction, the net worth of the proposed transferee who will be liable for performance under the proposed Restricted Transaction equals or exceeds $8,500,000 after deducting from such net worth an amount equal to the average monthly net loss (if any) shown on such transferee's income statement over the immediately prior twelve months multiplied times the number of months remaining in the Sublease Term.  Such calculations and accounting shall be done in accordance with generally accepted accounting principles, consistently applied.

                18.           Conflict or Inconsistency.  In case of any conflict or inconsistency between the provisions of the Prime Lease and those of this Sublease, the provisions hereof shall, as between the Sublessor and Sublessee, control.

                19.           Non-Waiver.  Failure of Sublessor to declare any default or delay in taking any action in connection herewith shall not waive such default.  No receipt of moneys by Sublessor from Sublessee after the termination in any way of the Term of this Sublease or of Sublessee's right of possession hereunder or after the giving on any notice shall reinstate, continue or extend the Term of this Sublease or affect any notice given to Sublessee or any suit commenced or judgment entered prior to receipt of such monies.

20. Cumulative Rights and Remedies. All rights and remedies of Sublessor under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

                21.           Brokerage.  The parties hereto represent and warrant to one another that they have not dealt with any real estate broker or agent in connection with this Sublease except for CM Realty representing both Sublessor and Sublessee.  Sublessor shall pay a commission to CM Realty, Inc. per a separate agreement.  Each party agrees to indemnify and hold the other harmless from and against any claims by any other real estate broker or agent claiming a commission by virtue of having dealt with such party with regard to this Sublease.

                22.           Attorneys' Fees.  In connection with any litigation arising out of this Sublease, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys' fees, which include, without limitation, those reasonable attorneys' fees incurred by such prevailing party for the services of its attorneys through all trial and appellate levels and post-judgment proceedings.

                23.           Notices.  All notices demands, approvals, consents, requests for approval or consents or other writings required in this Sublease or in the Prime Lease to be given, made or sent by either party hereto to the other ("Notice") shall be in writing and shall be deemed to have been fully given, made or sent when made by personal service, by private nationally recognized courier with acknowledged receipt, or by United States mail, certified or registered, and postage prepaid and properly addressed as follows:

To Sublessor: Providian Financial Corporation
201 Mission Street
San Francisco, CA 94105
Attention: Chief Financial Officer

with a copy to:

Providian Financial Corporation
201 Mission Street
San Francisco, CA 94105
Attention: General Counsel

To Sublessee:

150 Spear Street
San Francisco, CA 94105
11th Floor
Attention: Chief Financial Officer

with a copy to:

150 Spear Street
San Francisco, CA 94105
11th Floor
Attention: General Counsel

The address to which any Notice should be given, made or sent to either party may be changed by written notice given by such party as above provided.

                24.           Entire Agreement.  This Sublease, the Prime Lease, as incorporated herein, and any consent of Landlord to this Sublease set forth all of the covenants, promises, agreements, conditions and understandings between Sublessor and Sublessee concerning the Sublease Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth.  Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Sublease shall be binding upon Sublessor or Sublessee unless reduced to writing and signed by each of them

                25.           Representation of Sublessee's Authority.  Sublessee hereby represents and warrants to Sublessor that the execution, delivery and performance of this Sublease by Sublessee have been duly authorized by all necessary corporate action on the part of Sublessee and that the individual or individuals signing this Sublease on behalf of Sublessee are duly authorized with full power and authority to execute this Sublease on behalf of Sublessee and to bind Sublessee to the terms and conditions hereof.

                26.           Landlord's Consent.            This Sublease is subject to the consent of Landlord.  Accordingly, it shall be a condition precedent of this Sublease that Sublessor has obtained the consent of Landlord hereto.  If Sublessor has not obtained Landlord's consent within  ten (10) business days after the Effective Date, then either party may, at any time thereafter until such consent is obtained, terminate this Sublease by delivery of written notice to the other in the manner provided herein.

                27.           Waiver of Subrogation.  Landlord, by its consent hereto, and the parties hereto hereby agree that the waiver of subrogation provisions contained in the Prime Lease shall be deemed a three party agreement, binding among and inuring to the benefit of Sublessee, Sublessor and Landlord.

                28.           Assignment of Rights.  To the extent they can be partially assigned,  Sublessor hereby assigns to Sublessee all warranties given and indemnities made by Landlord to Sublessor under the Prime Lease to the extent applicable to the Sublease Premises that would reduce Sublessee's obligations under this Sublease and shall cooperate with Sublessee to enforce all such warranties and indemnities.

                29.           Force Majeure.     Whenever a period of time is prescribed for the taking of an action by Sublessor or Sublessee, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure").  However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.  Notwithstanding the foregoing, events of Force Majeure shall not extend the time period required for performance under the Prime Lease, as and to the extent incorporated herein, unless specifically authorized under the Prime Lease.

                30.           Counterparts.  This Sublease may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Sublease or any counterpart may be executed and delivered by facsimile transaction with an executed hard copy to follow.

                31.           Signage.  Sublessee shall be included in the Building directory and shall have the right to install signage outside the entrance to the Sublease Premises on the 11th floor, subject to Landlord's reasonable approval of the size, design and location of all such signage.

                32.           Fire Suppression.  Notwithstanding anything to the contrary in this Sublease, Sublessor, at Sublessor's sole cost, shall maintain in good and operable condition the existing separate fire suppression system providing service to the server room in the Sublease Premises and also Sublessor's telcom room; provided, however, Sublessee shall have the right, at Sublessee's sole cost, to segregate the fire suppression system for the server room in the Sublease Premises from the fire suppression system for the telcom room in the other portion of the Premises. If Sublessee segregates the fire suppression system for the server room in the Sublease Premises, Sublessee shall be responsible for maintaining such segregated system.

                33.           Security.  At Sublessee's request, Sublessor shall issue to Sublessee, at no additional cost to Sublessee (other than reimbursement for Sublessor's actual out-of-pocket costs), separate card keys to enable Sublessee's use of the existing security system for the Sublease Premises, which system is part of the security system for the entire Premises; provided, however, Sublessee shall have the right to install a separate security system for the Sublease Premises and incorporate, at no additional cost to Sublessee except as provided below , the existing card key readers currently serving the Sublease Premises into such separate system.  The actual cost of separating such card readers from Sublessor's existing system and assuring that Sublessor's existing security system is not adversely affected by such segregation shall be at Sublessee's sole cost.  Sublessor makes no representation regarding the adaptability of such card readers to Sublessee's new system.  The cost for issuing and replacing card keys is $15 per card key.

                34.  Termination Option.     Sublessee shall have the right to terminate this Sublease if Sublessee has not entered into a termination agreement regarding Sublessee's Emeryville facility, on or before September 24, 2002.  Such termination option shall be exercised by delivery of written notice to Sublessor on or before 5:00 p.m. Pacific Time on September 24, 2002.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed and delivered as of the day and year first above written.

SUBLESSOR: SUBLESSEE:

Providian Financial Corporation, Evolve Software, Inc.,
a Delaware corporation a Delaware corporation

By: _________________________ By:_____________________

Its: __________________________ Its:____________________

EXHIBIT A

PRIME LEASE

EXHIBIT B

SUBLEASE PREMISES

EXHIBIT C

LETTER OF CREDIT FORM

EXHIBIT D

LESSOR'S WORK

EXHIBIT E

FF&E

EXHIBIT F

ADDITIONAL FURNITURE